EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS FIRST QUARTER 2018 RESULTS

•          Quarterly revenue of $608 million

•          Quarterly operating margin of 3.0% (3.7% non-GAAP)

•          Quarterly loss per share of $0.49 and non-GAAP EPS of $0.41

SCOTTSDALE, AZ, April 25, 2018 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the first quarter ended March 31, 2018.

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
In millions, except EPS	2018	2017(1)	2017(1)
Net sales	$608	$666	$558
Net income (loss) (2)	$(24)	$(76)	$9
Net income – non-GAAP	$20	$25	$16
Diluted EPS (2)	($0.49)	($1.54)	$0.17
Diluted EPS – non-GAAP	$0.41	$0.49	$0.32

Operating margin	3.0%	3.3%	2.0%
Operating margin – non-GAAP	3.7%	4.1%	3.6%

(1) Prior period amounts have been adjusted to reflect the adoption of ASC 606 on a retrospective basis.

(2) Includes $40 million ($0.82 per share) for the three months ended March 31, 2018 of foreign withholding taxes and state tax expense of repatriation of foreign cash to US parent company and $98 million ($1.95 per share) for the three months ended December 31, 2017 of tax expense related to the effects of the U.S. Tax Cuts and Jobs Act (U.S. Tax Reform).

On January 1, 2018, we adopted new accounting guidance, FASB ASC Topic 606 “Revenue from Contracts with Customers” (ASC 606), relating to revenue recognition.  We adopted ASC 606 using the full retrospective transition method.  Accordingly, we have adjusted prior period information to be consistent with ASC 606.  The adoption of ASC 606 did not materially impact our overall financial position.

A reconciliation of GAAP and non-GAAP results is included below.

“Overall, performance in the first quarter was solid. Revenues were up 9% year-over-year and gross margins improved 40 bps to 9.5%.  Non‐GAAP EPS of $0.41 exceeded the high end of our guidance by $0.03; cash cycle days ended at 68 days, within our 73 to 68 day target range; and we achieved 11.2% ROIC, a 90 bps quarter‐over‐quarter improvement,” said Paul Tufano, Benchmark’s President and CEO.

“We continue to see good progress in bookings and are encouraged by the quality of our new customer engagements.  For the second quarter, the convergence of timing dynamics related to mix shifts primarily in medical, new customer ramp headwinds, and planned investments in engineering and solutions will impact our reported financials.  Consequently, our guidance reflects these factors with sequential revenue in the range of $590 million to $630 million and non-GAAP EPS between $0.26 and $0.34,” continued Tufano.  “We are confident in our ability to address these challenges and remain positive about the second half and our long-term model.”

Cash Conversion Cycle

	Mar 31,	Dec 31,	Mar 31,
	2018	2017	2017
		(as adjusted)
Accounts receivable days	59	59	62
Contract asset days	22	20	24
Inventory days	50	40	48
Accounts payable days	(60)	(54)	(61)
Customer deposits	(3)	(3)	(4)
	68	62	69

First Quarter 2018 Industry Sector Update

Revenue by industry sector (in millions) was as follows.

	Mar 31,		Dec 31,		Mar 31,
Higher-Value Markets	2018		2017 (as adjusted)		2017 (as adjusted)
Industrials	$125	20%	$129	19%	$117	21%
A&D	98	16	95	15	100	18
Medical	97	16	100	15	85	15
Test & Instrumentation	102	17	93	14	76	14
	$422	69%	$417	63%	$378	68%

	Mar 31,		Dec 31,		Mar 31,
Traditional Markets	2018		2017 (as adjusted)		2017 (as adjusted)
Computing	$103	17%	$172	26%	$100	18%
Telecommunications	83	14	77	11	80	14
	$186	31%	$249	37%	$180	32%
Total	$608	100%	$666	100%	$558	100%

First quarter revenues from higher‐value markets were in line with expectations, including strong demand in Test & Instrumentation from semi‐capital equipment customers.  Higher‐value markets were up 12% year‐over‐year from Test & Instrumentation and Medical markets.

Traditional market revenues in Computing and Telecommunications were down sequentially from seasonality in Computing demand and up 3% year-over-year.

First Quarter 2018 Bookings Update

•          New program bookings of $171 million at the midpoint.

•          17 engineering awards supporting early engagement opportunities.

•          32 manufacturing wins across all market sectors.

The Company projects that new program bookings for the first quarter will result in annualized revenue of $141 to $201 million when fully launched in the next 12-24 months.  The new program bookings align with Benchmark’s strategic focus.

Second Quarter 2018 Outlook

•          Revenue between $590 - $630 million.

•          Diluted GAAP earnings per share between $0.21 - $0.29.

•          Diluted non-GAAP earnings per share between $0.26 - $0.34 (excluding any additional impact related to U.S. Tax Reform, restructuring charges and amortization of intangibles).

First Quarter 2018 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 5:00 p.m. Eastern Time to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark provides worldwide engineering services, integrated technology solutions and manufacturing services (both electronics manufacturing services (EMS) and precision machining services) to original equipment manufacturers in the following industries: industrial controls, aerospace and defense, telecommunications, computers and related products for business enterprises, medical devices, and test and instrumentation.  Benchmark’s global operations include facilities in eight countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  Forward-looking statements include, among other things: guidance for 2018 results; statements, express or implied, concerning future operating results or margins, the ability to generate sales and income or cash flow; and Benchmark’s business and growth strategies and expected growth and performance.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to operations, markets and the business environment generally.  If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Readers are advised to consult further disclosures on these risks and uncertainties, particularly in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in its subsequent filings with the Securities and Exchange Commission.  All forward-looking statements included in this document are based upon information available to the Company as of the date of this document, and it assumes no obligation to update them.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them.

Non-GAAP Financial Measures

This document includes certain financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”).  A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included in the following tables attached to this document.  Management discloses non‐GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends. Management uses non‐GAAP measures that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  This document also references “ROIC”, which the Company defines as operating income for the last twelve months excluding restructuring charges and other costs, amortization of intangible assets and stock-based compensation, adjusted for taxes, divided by the quarterly average of invested capital.  Average invested capital is defined as shareholders’ equity plus long-term debt minus cash as of the last five quarterly balance sheets.  The Company’s non‐GAAP information is not necessarily comparable to the non‐GAAP information used by other companies.  Non‐GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as a measure of the Company’s profitability or liquidity.  Readers should consider the types of events and transactions for which adjustments have been made.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
		(as adjusted)
Income from operations (GAAP)	$17,967	$21,910	$10,889
Restructuring charges and other costs	2,235	3,062	1,511
Customer insolvency (recovery)	(341)	(239)	5,120
Amortization of intangible assets	2,366	2,367	2,481
Non-GAAP income from operations	$22,227	$27,100	$20,001

Net income (loss) (GAAP)	$(23,641)	$(76,361)	$8,555
Restructuring charges and other costs	2,235	3,062	1,511
Customer insolvency (recovery)	(341)	(239)	5,120
Amortization of intangible assets	2,366	2,367	2,481
Income tax adjustments(1)	(818)	(1,793)	(1,580)
Tax Cuts and Jobs Act(2)	40,114	97,633	-
Non-GAAP net income	$19,915	$24,669	$16,087

Diluted earnings (loss) per share:
Diluted (GAAP)	$(0.49)	$(1.54)	$0.17
Diluted (Non-GAAP)	$0.41	$0.49	$0.32

Weighted-average number of shares used
in calculating earnings (loss) per share:
Diluted (GAAP)(3)	48,517	49,576	50,080
Diluted (Non-GAAP)	48,837	49,998	50,080

(1)               This amount represents the tax impact of the non-GAAP adjustments using the applicable effective tax rates.

(2)               This amount represents the estimated impact of the U.S. Tax Reform and the impact of repatriating foreign earnings from our foreign jurisdictions to the U.S. For the three months ended March 31, 2018, this includes estimated foreign withholding taxes applicable to historical earnings prior to December 31, 2017 and for the applicable state tax impact of foreign cash distributions into the U.S. For the three months ended December 31, 2017, this includes the impact of a one-time mandatory tax on the deemed repatriation of undistributed foreign earnings and the re-measurement of U.S. deferred tax assets and liabilities for the decrease in the U.S. federal tax rate from 35% to 21%.

(3)               Potentially diluted securities totaling 0.3 million and 0.4 million for the three months ended March 31, 2018 and December 31, 2017, respectively, were not included in the computation of GAAP diluted loss per share because their effect would have decreased the loss per share.

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2018	2017
		(as adjusted)
Sales	$608,136	$557,903
Cost of sales	549,818	510,371
Gross profit	58,318	47,532
Selling, general and administrative expenses	35,750	32,651
Amortization of intangible assets	2,366	2,481
Restructuring charges and other costs	2,235	1,511
Income from operations	17,967	10,889
Interest expense	(2,428)	(2,225)
Interest income	1,933	1,074
Other income (expense), net	43	(81)
Income before income taxes	17,515	9,657
Income tax expense	41,156	1,102
Net income (loss)	$(23,641)	$8,555

Earnings (loss) per share:
Basic	$(0.49)	$0.17
Diluted	$(0.49)	$0.17

Weighted-average number of shares used in calculating
earnings (loss) per share:
Basic	48,517	49,511
Diluted	48,517	50,080

For the three months ended March 31, 2017, the adoption of ASC 606 reduced revenue by $8.6 million, operating income by $1.5 million, net income by $1.1 million and diluted earnings per share by $0.02.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(UNAUDITED)
(in thousands)
	March 31,	December 31,
	2018	2017
		(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$676,327	$742,546
Accounts receivable, net	403,767	436,560
Contract assets	147,623	146,496
Inventories	305,980	268,917
Other current assets	31,795	36,138
Total current assets	1,565,492	1,630,657
Property, plant and equipment, net	200,422	186,473
Goodwill and other, net	292,092	292,174
Total assets	$2,058,006	$2,109,304

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$19,746	$18,274
Accounts payable	368,625	362,701
Accrued liabilities	96,460	97,342
Total current liabilities	484,831	478,317
Long-term debt and capital lease obligations, less current installments	187,601	193,406
Other long-term liabilities	138,243	98,443
Shareholders’ equity	1,247,331	1,339,138
Total liabilities and shareholders’ equity	$2,058,006	$2,109,304

As of December 31, 2017, the adoption of ASC 606 increased current assets by $12.0 million, increased total liabilities by $1.7 million and increased shareholder’s equity by $10.3 million.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows
(in thousands)
(UNAUDITED)

	Three Months Ended
	March 31,
	2018	2017
		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$(23,641)	$8,555
Depreciation and amortization	12,384	12,273
Stock-based compensation expense	2,870	2,160
Accounts receivable, net	33,419	59,685
Contract assets	(1,127)	6,561
Inventories	(38,210)	(29,582)
Accounts payable	2,337	16,225
Other changes in working capital and other, net	36,498	2,028
Net cash provided by operations	24,530	77,905

Cash flows from investing activities:
Additions to property, plant and equipment and software	(20,877)	(7,578)
Other investing activities, net	(122)	109
Net cash used in investing activities	(20,999)	(7,469)

Cash flows from financing activities:
Share repurchases	(58,381)	(1,000)
Equity forward contract related to accelerate share repurchase	(10,000)	-
Net debt activity	(4,551)	(3,082)
Other financing activities, net	2,316	4,349
Net cash provide by (used in) financing activities	(70,616)	267
Effect of exchange rate changes	866	341
Net increase (decrease) in cash and cash equivalents	(66,219)	71,044
Cash and cash equivalents at beginning of year	742,546	681,433
Cash and cash equivalents at end of period	$676,327	$752,477